Ex. 99.1 Press Release

PRESS RELEASE

Contact:
Matthew Jones
Chief Financial Officer
Convera Corporation
703 761 3700
mjones@convera.com

Convera Corporation Files Certificate of Dissolution,
Trading of Common Stock to Cease After February 8, 2010
Payment Date Set

Vienna, Va., February 8, 2010 — Convera Corporation (NASDAQ: CNVR) - www.convera.com - announced today that it filed its Certificate of Dissolution with the Delaware Secretary of State on February 8, 2010, in accordance with its previously announced plan of complete dissolution and liquidation.  As a result of such filing, the company has closed its stock transfer books and will discontinue recording transfers of its common stock, except by will, intestate succession or operation of law.  Accordingly, and as previously announced, trading of the company’s stock on the NASDAQ Stock Market will cease after the close of business on February 8, 2010.

As previously announced, the Convera board of directors has declared an initial cash distribution of $0.10 per share, payable to each shareholder of record as of the close of business on the record date, February 8, 2010, for each share of Convera common stock held as of such date.  Convera expects to pay the distribution on February 16, 2010.

Additional information regarding the company’s plan of dissolution and liquidation and the previously announced Firstlight merger is available on Form 14-A, filed with the Securities and Exchange Commission on December 31, 2009 and mailed to shareholders on January 8, 2010. Convera’s plan of dissolution contemplates an orderly wind down of its business and operations.

Cautionary Statement About Forward-Looking Statements

This press release contains forward-looking statements. Specifically, statements concerning the proposed liquidating distribution and future liquidating distributions are forward looking statements. These statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially from those described herein include, without limitation the following: the precise nature, amount and timing of any subsequent distributions to shareholders will depend on and could be delayed by, among other things, claims or settlements with creditors or other third parties, and unexpected or greater than expected expenses; our shareholders could be liable to our creditors up to the amount of any liquidating distributions received in the event we fail to create an adequate contingency reserve to satisfy all creditors' claims against us. In addition to the other factors mentioned in this press release, we urge you to consider the risk factors and other information contained in our Definitive Information Statement filed with the SEC on December 31, 2009. We undertake no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.